Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
August 9, 2005	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Profits of $526,501

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $526,501 or $.36 per fully diluted share for the second quarter of 2005 compared to $641,097 or $.44 per fully diluted share for the same period in 2004. The decrease is due to a one-time gain reported in the second quarter of 2004 from the sale of mortgage-related assets amounting to $501,610. Net of income taxes, this one-time gain contributed $307,146, or $.21 per diluted share, to net income in the second quarter of 2004. Exclusive of that one- time gain, net income increased approximately 58 percent during the second quarter of 2005 when compared to that period in 2004. The increase is attributable to an increase in net interest income.

Total assets were $173,127,988 as of June 30, 2005, an increase of 12 percent from the $154,096,074 reported as of June 30, 2004. Net loans increased 16 percent to $143,164,449, compared to $123,597,833 at the end of the second quarter 2004. Asset quality remained strong with delinquency levels and non-performing loans at industry averages. Loan loss reserves were $2,290,043 or 1.57 percent of total loans as of June 30, 2005. Total deposits increased to $141,441,748 at the end of the second quarter, an 8 percent increase from the second quarter of 2004.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, (formerly Friendly Finance, LLC) a sales finance company located at 165 North Renfro Street in Mount Airy.

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